Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

Palo Alto, CA — November 7, 2012 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the third quarter ended September 30, 2012.

“We are looking forward to announcing the results of our Phase 3 trials of tavaborole in onychomycosis in January 2013 for the first trial and approximately six weeks later for the second trial.  Subject to the results of these studies, we expect to file a NDA for tavaborole in mid-2013,” said David Perry, CEO of Anacor Pharmaceuticals.  “We also plan to announce data from the Phase 2 safety, pharmacokinetics and efficacy study of AN2728 for the treatment of atopic dermatitis in adolescents by the end of 2012 and the Phase 2 dose-ranging study of AN2728 in adolescents in early 2013.”

Third Quarter 2012 Highlights and Recent Developments

Clinical

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  Two Phase 3 trials of tavaborole in onychomycosis are ongoing.  Both are double-blind, vehicle-controlled trials with approximately 600 patients each, randomized two-to-one between tavaborole and vehicle, with once-daily dosing for 48 weeks.

•                  We are also completing the last two Phase 1 safety studies we believe are needed prior to filing a New Drug Application, or NDA — a cardiac safety (TQT) study and a repeat insult patch test (RIPT) study.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets, including approximately 10% to 20% of infants and young children.  Psoriasis is a chronic inflammatory skin disease that affects approximately 7.5 million people in the United States and over 100 million people worldwide.

•                  The following Phase 2 studies of AN2728 in adolescents (ages 12 to 17) with atopic dermatitis are ongoing:

1.              An open-label study of the safety, pharmacokinetics (PK) and efficacy of AN2728 2% ointment when applied twice-daily for up to 28 days.  The primary outcome measure will be an assessment of safety and tolerability.  Secondary outcome measures will include a PK profile and achievement of treatment success.

2.              A randomized, double-blind, bilateral dose-ranging study of AN2728 2% and 0.5% ointments applied once-daily or twice-daily for up to 29 days.  The purpose of this trial is to determine the optimal dosing concentration and frequency for Phase 3 studies.  Secondary outcome measures will include an assessment of safety and tolerability.

•                  AN3365 (formerly GSK ‘052) — our novel systemic antibiotic for the treatment of infections caused by Gram-negative bacteria.  Anacor licensed AN3365 to GlaxoSmithKline LLC (GSK) in July 2010 under the companies’ ongoing research and development collaboration signed in 2007.

•                  In October 2012, we were advised that GSK elected to discontinue further development of AN3365 and will return all rights to us.  We are considering our options for further development, if any, of this compound.

Corporate

•                  On October 23, 2012, we completed an underwritten public offering of 4,000,000 shares of our common stock at a price to the public of $6.00 per share for gross proceeds of $24.0 million.  We also granted the underwriter a 30-day option to purchase up to an additional 15 percent of the shares of common stock offered in the public offering to cover over-allotments, if any.  Net proceeds of approximately $22.7 million from this offering, assuming no exercise of the over-allotment by the underwriter, are intended to be used for research and development activities, working capital and general corporate purposes.

Anticipated Milestones in 2012 and 2013

•                  Tavaborole in onychomycosis

•                  We expect to announce top-line data from the first Phase 3 trial of tavaborole in mid-January 2013 and from the second Phase 3 trial approximately six weeks later.

•                  We expect to file a NDA for tavaborole in mid-2013, subject to the results of our Phase 3 trials.

•                  AN2728 in atopic dermatitis

•                  We expect data from the Phase 2 safety, PK and efficacy study in adolescents near the end of 2012 and from the Phase 2 dose-ranging study in adolescents in early 2013.

•                  We expect to initiate a Phase 2 safety, PK and efficacy study in children (ages 2 to 11) shortly after completing the Phase 2 safety, PK and efficacy study in adolescents.

•                  We expect to initiate a Phase 3 trial in atopic dermatitis in mid-2013, subject to the results of our Phase 2 studies.

Selected Third Quarter 2012 Financial Results

Revenues for the quarter ended September 30, 2012 were $2.5 million, compared to $12.6 million for the comparable period in 2011.  For the three months ended September 30, 2012, we recognized $0.9 million for research funding and $0.2 million of the $3.5 million upfront fee received under our collaboration agreement with Lilly, $0.3 million of the $7.0 million upfront fee received under the Medicis agreement and $0.3 million primarily for research funding under our collaboration agreement with GSK.  We also recognized $0.8 million for research work performed under other research and development agreements, including our agreements with not-for-profit organizations for neglected diseases.  Revenues for the third quarter of 2011 were higher than those for the current quarter due mainly to the recognition of the remaining $4.5 million of the original upfront fee received from our GSK collaboration agreement and an additional $5.0 million amendment fee, both in connection with the amendment of our agreement with GSK in September 2011, as well as a $1.0 million development milestone earned in July 2011 under our Lilly collaboration agreement.

Research and development expenses were $13.6 million for the third quarter of 2012, compared to $14.0 million for the same quarter in 2011.  The decline was primarily due to a net decrease in activities under our research and development collaborations.  Research and development spending on our lead compounds for the third quarter of 2012 remained flat compared to the same quarter of 2011 as decreased expenses for AN2728 and AN2898 offset an increase in expenses related to the preparation of our NDA filing for tavaborole.

General and administrative expenses for the third quarter of 2012 were $2.8 million, compared to $2.7 million for the comparable period in 2011.

Cash, cash equivalents and short-term investments totaled $36.6 million at September 30, 2012.

2013 Financial Outlook

•                  We project cash, cash equivalents and short-term investments to be at least $45.0 million at year-end 2012, which we believe will be sufficient to meet our anticipated operating requirements until we file our NDA for tavaborole in onychomycosis, which is currently expected to occur in mid-2013.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the Company’s financial results and recent developments. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the Company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered seven compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, a topical antifungal for the treatment of onychomycosis, and AN2728, a topical anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly known as GSK2251052, or GSK ‘052), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK. GSK will be returning all rights to the compound to us and we are considering our options for further development, if any, of this compound. We have discovered two other compounds that we have out-licensed for further development — AN8194, a compound for the treatment of an animal health indication that is licensed to Eli Lilly and Company, or Lilly, and AN5568, also referred to as SCYX-7158, for human African trypanosomiasis (HAT, or sleeping sickness), which is licensed to Drugs for Neglected Diseases initiative, or DNDi.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to patient accrual, execution on clinical plans and timing of data availability and NDA filing for tavaborole; the potential for success of tavaborole and our AN2728 compound, the size of the markets in onychomycosis, atopic dermatitis and psoriasis; the decision and timing of any further development of AN3365; financial projections related to our cash balance and use of cash, and other matters that are described in Anacor’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$2,473	$12,644	$7,452	$17,710
Total revenues	2,473	12,644	7,452	17,710

Operating expenses:
Research and development (1)	13,551	14,013	40,319	42,175
General and administrative (1)	2,751	2,703	8,852	7,682
Total operating expenses	16,302	16,716	49,171	49,857

Loss from operations	(13,829)	(4,072)	(41,719)	(32,147)
Interest income	13	31	53	126
Interest expense	(616)	(351)	(1,908)	(1,031)
Loss on early extinguishment of debt	—	—	—	(313)
Other expense	(12)	(11)	(37)	(30)
Net loss	$(14,444)	$(4,403)	$(43,611)	$(33,395)
Net loss per common share — basic and diluted	$(0.46)	$(0.16)	$(1.41)	$(1.19)
Weighted-average number of common shares used in calculating net loss per common share — basic and diluted	31,551,714	28,174,576	30,989,986	28,081,190

(1)         Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$496	$781	$1,484	$1,915
General and administrative expenses	381	586	1,251	1,302

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2012	2011 (1)
	(unaudited)

Cash, cash equivalents and short-term investments	$36,628	$50,682
Total assets	42,837	55,789
Notes payable	27,372	17,313
Accumulated deficit	(202,735)	(159,124)
Total stockholders’ equity (deficit)	(6,189)	13,899

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:

Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575